Exhibit 99.1

October 7, 2009	Contact:	Gary Pittman
Chief Financial Officer
(713) 654-8960

Edge Petroleum Corporation Receives Court Approval on

All “First-Day Motions” In Its Voluntary Chapter 11 Filing

Houston—(BUSINESS WIRE)—Edge Petroleum Corporation (Nasdaq: EPEX; EPEXP) (the “Company” and together with its subsidiaries, “Edge”) today announced the approval of all of its first-day motions by the United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division.

Edge, which filed for chapter 11 protection on October 1, 2009, submitted a number of motions requesting approvals and received, among other things, authorization to continue to pay pre-petition and post-petition claims of certain suppliers, lien holders, pump operators, and royalty owners. Edge also received authorization to pay employee wages and provide healthcare and related benefit plans on an interim basis.

The Court also granted interim approval for Edge to maintain its cash management systems and for the use of its cash collateral. At the time of filing, Edge had in excess of $12 million in cash on hand. As it proceeds with its financial restructuring, the Company expects, based on current commodity prices, that its cash on hand and cash from operating activities will be adequate to fund its projected cash needs, including the payment of operating costs and expenses.

In addition, the Court granted the Company’s motion for authority to sell the stock of its subsidiaries (which comprise substantially all of the Company’s assets), to establish bidding and auction procedures pursuant to Bankruptcy Code Sections 105, 363, 365 and 1123(b), designating its proposed purchaser as the “stalking horse bidder” and approving the related break-up fee and expense reimbursement.  Edge intends to engage in an auction process with any and all interested parties and to request that the Bankruptcy Court approve the sale to the highest and best bid at the auction.

“We are pleased that the Court has granted these approvals so quickly,” said John W. Elias, Chief Executive Officer. “Gaining these approvals will allow us to continue to operate in the ordinary course as we proceed through our restructuring process as planned. In addition, the approval of the bidding procedures will allow us to begin the process of soliciting bids in connection with the Bankruptcy Court supervised auction that we intend to hold. We expect to work closely with all of our constituencies to facilitate a controlled and expeditious process in the Bankruptcy Court and to successfully implement our proposed plan of reorganization.”

The Company’s lead Chapter 11 petition has been assigned case number 09-20644 (RSS). Additional information about Edge’s restructuring, including access to court documents and other general information about the Chapter 11 cases, is available at www.KKCLLC.net/EdgePetroleum.

Forward-Looking Statements

This press release may contain forward-looking information and statements regarding Edge. Any statements included in this press release that address activities, events or developments that Edge expects, believes, plans, projects, estimates or anticipates will or may occur in the future are forward-looking statements. We believe these judgments are reasonable, but actual results may differ materially due to a variety of important factors. Among other items, such factors might include:

•                  our inability to continue business operations during the Chapter 11 proceeding;

•                  our ability to obtain court approval of our plan of reorganization and various other motions we expect to file as part of the Chapter 11 proceeding;

•                  our ability to consummate our plan of reorganization as currently planned;

•                  risks associated with third party motions in the Chapter 11 proceeding, which may interfere with our reorganization as currently planned;

•                  our ability to seek, obtain and approve a higher or better offer as the winning bid in the bankruptcy court auction process;

•                  our ability to close a purchase and sale agreement, whether with PGP or an offer from a higher and better bid.

•                  the potential adverse effects of the Chapter 11 proceeding on our liquidity and results of operations;

•                  our ability to retain and motivate key executives and other necessary personnel while seeking to implement our plan of reorganization;

•                  our ability to continue as a going concern;

•                  discussions with our bank lender group and our other creditors;

•                  changes in general economic conditions;

•                  uncertainties in reserve and production estimates;

•                  unanticipated recovery or production problems;

•                  unanticipated results from wells being planned, drilled or completed;

•                  oil and natural gas prices and competition;

•                  the impact of derivative positions;

•                  production expense estimates;

•                  cash flow estimates;

•                  future financial performance;

•                  planned capital expenditures; and

•                  other matters that are discussed in the Company’s filings with the Securities and Exchange Commission.

These statements are based on current expectations and projections about future events and involve known and unknown risks, uncertainties, and other factors that may cause actual results and performance to be materially different from any future results or performance expressed or implied by these forward-looking statements. Please refer to the Company’s filings with the SEC, including Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarters ended March 31, 2009, and June 30, 2009 and current reports on Form 8-K, for a discussion of these risks.